UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2021

SELECTA BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37798	26-1622110
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

65 Grove Street, Watertown, MA 02472
(Address of principal executive offices)(Zip Code)

(617) 923-1400
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	SELB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 20, 2021, Selecta Biosciences, Inc. (the “Company”) announced that the Board of Directors (the “Board”) of the Company has appointed Kevin Tan as the Company’s Chief Financial Officer, effective upon the commencement of Mr. Tan’s full-time employment with the Company on September 20, 2021 (the “Effective Date”). Mr. Tan will serve as the Company’s principal financial officer and its principal accounting officer, effective as of the Effective Date. In connection with Mr. Tan’s appointment, Ann K. Donohue resigned from her duties as the Company’s interim principal financial officer and principal accounting officer, effective as of the Effective Date, and will continue to serve as the Company’s Vice President, Finance moving forward.

Prior to joining the Company, Mr. Tan, age 44, served as Treasurer at Sarepta Therapeutics, Inc., a publicly-traded biotechnology company, from July 2020 to September 2021. Prior to becoming Treasurer, he served as Assistant Treasurer from May 2018 to June 2020. Before joining Sarepta, Mr. Tan worked as a freelance consultant from February 2017 to April 2018, providing independent financial advice and advisory services to individuals and private companies. From June 2012 to November 2016, Mr. Tan served as Senior Portfolio Manager – Public Market Investments at CPP Investments (FKA the Canada Pension Plan Investment Board). He has also served in various positions at Macquarie Capital (USA) Inc., Arrowhawk Capital Partners LLC, and Lehman Brothers Inc. (subsequently acquired by Barclays Capital Inc.). Mr. Tan holds a Bachelor of Commerce degree from Queen’s University at Kingston, as well as a Master of Engineering degree from The Graduate School at Princeton University, and a Master of Business Administration degree from the University of Chicago Booth School of Business.

On September 3, 2021, the Company entered into an employment agreement with Mr. Tan for an unspecified term that commenced on the Effective Date. Under the terms of the employment agreement, Mr. Tan will receive an annual base salary of $410,000 and will be eligible for an annual performance bonus targeted at 40% of his annual base salary, both of which will be pro-rated for the time Mr. Tan serves as an employee of the Company during 2021. Mr. Tan is also entitled to receive a one-time signing bonus of $75,000. If Mr. Tan’s employment is terminated by the Company “for cause” or by Mr. Tan without “good reason,” or as a result of his death or “disability,” as the terms are defined in his employment agreement, within 12 months of the Effective Date, Mr. Tan will be required to repay the full amount of the one-time signing bonus to the Company.

If Mr. Tan’s employment is terminated without “cause” or he resigns for “good reason,” as the terms are defined in his employment agreement, he will be entitled to receive, subject to his continued compliance with a separate restrictive covenant agreement and timely executing a separation and release agreement with the Company that includes non-competition covenants, (i) continued base salary payments for a period of 12 months following his termination, (ii) a pro-rata portion of his annual bonus for the year of termination, based on actual performance or, if the termination occurs during the first quarter of the calendar year, based on his target bonus, and (iii) direct payment of, or reimbursement for, continued medical, dental and/or vision coverage pursuant to COBRA for up to 12 months. In addition, if the termination occurs within the 60 days preceding or 12 months following a change in control, Mr. Tan is entitled to receive accelerated vesting of any of his unvested Company equity awards that vest solely based on the passage of time. The Company must provide Mr. Tan 35 days’ notice, or pay in lieu of notice, in the event the Company terminates him for any reason other than for cause.

Mr. Tan has also agreed to refrain from (i) engaging in competition with the Company while employed and following his termination of employment other than due to a layoff or by the Company without cause for a period of 12 months, (ii) soliciting customers, suppliers, vendors or other business partners of the Company while employed and for a period of 12 months following his termination of employment for any reason, and (iii) soliciting employees of the Company while employed and for a period of 18 months following his termination for any reason.

Pursuant to his employment agreement, Mr. Tan was also granted an option to purchase 750,000 shares of the Company’s common stock. The option will vest over a four-year period, with 25% vesting 12 months from the Effective Date and the remaining 75% vesting in 36 equal monthly installments thereafter subject to Mr. Tan’s continued employment with the Company on each vesting date.

Also in connection with his appointment as Chief Financial Officer, Mr. Tan has entered into the Company’s standard form of indemnification agreement for executives.

There are no arrangements or understandings between Mr. Tan and any other person pursuant to which he was selected as an officer, and there are no family relationships between Mr. Tan and any of the Company’s directors or executive officers. Mr. Tan has no direct or indirect material interest in any existing or currently proposed transaction that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELECTA BIOSCIENCES, INC.

Date: September 20, 2021	By:	/s/ Carsten Brunn, Ph.D.
Carsten Brunn, Ph.D.
President and Chief Executive Officer